News Release

Integra Bank Corporation Announces Executive Departure

EVANSVILLE, Ind., October 28, 2009 — Integra Bank Corporation (Nasdaq:IBNK), parent company of Integra Bank N.A., announced today that Martin M. Zorn had notified the Company of his intention to resign as Chief Operating Officer and Chief Financial Officer effective November 13, 2009. Mr. Zorn has indicated his desire to pursue another business opportunity.

Michael J. Alley, Chairman and Chief Executive Officer, is quoted as saying: “The board is deeply appreciative of Martin’s efforts, particularly in helping Integra cope with the challenges of the last year. We are disappointed at his departure but wish him the best in his future endeavors.”

“I anticipate that the Board of Directors will appoint our Executive Vice President-Controller and Chief Accounting Officer, Michael B. Carroll, to fill Martin’s responsibilities as CFO. Martin’s other responsibilities are expected to be allocated among the existing officer group,” Alley stated.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of September 30, 2009, Integra has $3.3 billion in total assets and operates 74 banking centers and 122 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contact:

Integra Bank Corporation
Michael J. Alley, Chairman and CEO — 812-461-5795
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com